Exhibit 99

*PRESS RELEASE*

Contact:

John E. Essen

President and Chief Executive Officer

CSB Financial Inc.

Community Savings Bank

(513) 734-4445

CSB Financial Inc. Completes Initial Public Offering

Bethel, OH; July 29, 2026 – CSB Financial Inc. (the “Company”), the stock holding company for Community Savings Bank (the “Bank”), completed its initial public offering in connection with the Bank’s conversion from the mutual-to-stock form of organization, effective today. The Company sold 1,375,435 shares of common stock to the Bank’s eligible depositors and other eligible subscribers in a Subscription Offering, which includes 112,235 shares sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $13.8 million based on the offering price of $10.00 per share. The Company also issued 27,500 shares of common stock to Community Savings Bank Foundation, Inc. The Company has 1,402,935 shares of common stock issued and outstanding.

The Company’s common stock is expected to be quoted on the OTCQB Market beginning on July 30, 2026, under the ticker symbol “CSBA”.

Subscribers may confirm their stock purchases by contacting the Stock Information Center at (312) 521-1600. The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in Subscription Offering, and interest checks, on or about July 30, 2026.

Luse Gorman, PC acted as legal counsel to the Company and the Bank. Performance Trust Capital Partners, LLC acted as the Company’s marketing agent in connection with the stock offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.